Exhibit 10.22

Pyxis Oncology, Inc.

November 21, 2022

Via Email Only

pconnealy@pyxisoncology.com

Ms. Pamela Connealy

RE: AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Dear Ms. Connealy:

On behalf of Pyxis Oncology, Inc. (“Pyxis”, or the “Company”), it is my pleasure to confirm the terms and conditions of your employment as Pyxis’s Chief Financial Officer, reporting to the Company’s Chief Executive Officer (the “CEO”), commencing on July 19, 2021 (the “Start Date”). During your employment with Pyxis, you will devote substantially all of your professional efforts to the business of Pyxis, except that you may engage in the business activities described on Appendix A of this employment agreement (this “Agreement”), and other activities that may be approved in advance by the Company’s Chief Executive Officer, with advice from the Board (which together with the activities set forth on Appendix A may include one for-profit board membership(s)), in each case, so long as these activities do not interfere or conflict with your obligations to the Company. Your employment under the terms of this Agreement shall continue until it terminates in accordance with Section 5 below.

This Agreement supersedes, amends and restates in all respects all prior agreements and understandings between you and the Company regarding the subject matter herein.

This Agreement is intended to summarize some of the terms and conditions of your employment.

1.
Location. Your primary place of employment will be remote from a location you select. From time to time you will be required to travel to Pyxis’s principal offices in the Boston-metropolitan area or other locations as determined by the CEO. You will be reimbursed for any travel expenses from your place of residence to Pyxis offices and Pyxis meetings when work activities necessitate in-person presence. If permanent or semi-permanent relocation to or near the Company’s principal offices is required, then the Company will provide a customary relocation package to the extent any such expenses are not able to be reimbursed by the Company under its travel and entertainment policies.

2.
Compensation.
a.
Base Salary. Your initial annualized base salary rate will be $430,000, less standard deductions and withholding and payable bi-weekly in accordance with Pyxis’s regular payroll practices. Your salary shall be reviewed annually and may be adjusted in connection with any such review.
b.
Bonus Program. You will be eligible for an annual target bonus of 45% of your annual base salary, as determined by the Board in its sole discretion based upon, among other things, the achievement of pre-determined performance milestones. Any annual bonus, if earned, shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates.
c.
Option Grants.
i.
On the earliest to occur of the commencement of your service to the Company as a consultant or an employee, you will be granted an option to purchase 1.25% of shares of Pyxis’s common stock (the “Initial Option Grant”), vesting 25% on the first anniversary of your Start Date, and thereafter in 36 equal, monthly installments until fully-vested, on the fourth anniversary of your Start Date.
ii.
On the 60th day following the first to occur of the date on which (x) the Company has registered a class of securities pursuant to Section 12(b) or subject to Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or (y) the Company is subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act (each such date, the “Measurement Date”), you will be granted an additional option to purchase the number of shares of Pyxis common stock such that the number of shares subject to this option plus the number of shares of the Initial Option Grant will equal 1% of the total outstanding shares of the Company on the Measurement Date (the “Additional Option Grant”), subject to the Market Cap Limitation (as defined below). The term “Market Cap Limitation” means, if the Measurement Date is on or before the nine-month anniversary of the Start Date, a Market Cap (as defined below) of $1,000,000,000, or if the Measurement Date is after the nine-month anniversary of the Start Date, a Market Cap of $2,000,000,000. The term “Market Cap” means, as calculated on a daily basis during the 60-day period ending on the Measurement Date, the averages of the closing per share price of the Company’s common stock multiplied by the number of outstanding shares of the Company as of such day. The Market Cap Limitation shall be applied in the following manner: If the Company exceeds the applicable Market Cap Limitation, then the Additional Option Grant shall be reduced (if any) so that the Black-Scholes value of the Initial Option Grant and the Additional Option Grant is equal to 1% of the applicable Market Cap Limitation. Any Additional Option Grant shall vest on the same basis as the Initial Option Grant.

iii.
The option grant is subject to the terms of Pyxis’s equity incentive arrangements, including its customary Incentive Stock Option (ISO) Grant Agreement.
d.
Withholding. Pyxis shall withhold from any compensation or benefits payable to you by Pyxis any federal, state and/or local income, employment and/or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.
3.
Benefits.
a.
Other. You will be eligible to participate in the benefits to be offered by Pyxis on the same terms and conditions as it will make such benefits available to similarly situated senior executives of the Company. The benefits are currently expected to include health insurance and such other benefits provided by similar companies of a similar stage, as approved by the Board.
b.
Expenses. Pyxis shall reimburse you for all reasonable expenses of the type authorized by Pyxis and incurred by you in the performance of your duties under this Agreement, all in accordance with the Company’s reimbursement policies.

As is the case of all employee benefits, such benefits will be governed by the terms and conditions of applicable Pyxis plans or policies, which are subject to change or discontinuation at any time.

4.
Severance.
a.
Definitions. For purposes of this Agreement:
i.
“Accrued Benefits” means: (i) any unpaid base salary for services rendered prior to the date of termination of employment; (ii) any earned but unpaid annual bonus for any completed fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any unreimbursed business expenses incurred as of the date of termination of employment in accordance with Pyxis’s reimbursement policy, (iv) accrued but unused vacation (if applicable), earned through the date of termination of employment; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant with or by Pyxis or this Agreement.
ii.
“Cause” means conduct involving one or more of the following by you: (i) failure to perform a substantial portion of your duties and responsibilities in accordance with the terms or requirements of this Agreement and your position, which failure continues for, or is not permanently cured within, a period of 30 days after written notice given to you by Pyxis, except in the case of your physical or mental illness; (ii) disloyalty, gross negligence, willful misconduct, or dishonesty that materially injures Pyxis or a breach of fiduciary duty to Pyxis; (iii) the conviction of (x) a felony or (y) a misdemeanor involving moral turpitude, or fraud; (iv) the commission of an act of embezzlement or fraud; or (v) the material breach of any agreement between Pyxis and you.

iii.
“Change in Control” shall mean the occurrence of any of the following events: (A) the consummation of merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not hold, directly or indirectly, voting securities representing more than 50% of the outstanding voting power of the surviving entity; or (B) the sale of all or substantially all of the Company’s stock or assets.

iv.
“Good Reason” means, without your express written consent, (i) any reduction in your annual base salary other than a reduction which is proportional to general reductions affecting other senior executive officers of Pyxis generally, or (ii) any material reduction in your title or scope of responsibilities without your consent.
b.
Severance Benefits and Payment.
i.
Generally. If your employment with Pyxis is terminated (x) by Pyxis for any reason other than Cause, or (y) by you for Good Reason, Pyxis will pay you (1) the Accrued Benefits; (2) subject to your compliance with Section 4(c) below, after the execution and delivery of the Separation Agreement and General Release in the form attached hereto as Appendix B (the “Separation Agreement and General Release”) and the expiration of any revocation period without the release being revoked, nine (9) months’ base salary, less standard deductions, payable in bi-weekly installments in accordance with the Company’s regular payroll policies; and (3) if you elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the termination of your employment, your monthly premium under COBRA (plus tax gross-up) on a monthly basis until the earlier of (x) nine (9) months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by Pyxis). A termination of your employment by Pyxis due to physical or mental illness which is not a Disability (as defined herein) shall be treated as an involuntary termination other than for Cause. The term “Disability” shall mean that you have not been able to materially engage in your duties and responsibilities by reason of any medically determinable physical or mental impairment for a period of not less than 120 consecutive days or not less than 180 days during any one-year period.

ii.
In connection with the Change in Control Period.
1.
If your employment with Pyxis is terminated (x) by Pyxis for any reason other than Cause, or (y) by you for Good Reason during the Change in Control Period, Pyxis will pay you (1) the Accrued Benefits; (2) subject to your compliance with Section 4(c) below, after the execution and delivery of the Separation Agreement and General Release and the expiration of any revocation period without the release being revoked, twelve (12) months’ base salary plus your annual bonus at one hundred percent (100%) of target, less standard deductions, payable in a single lump sum on the 60th day following the termination of your employment; and (3) if you elect to continue your health insurance coverage pursuant to your rights under COBRA following the termination of your employment, your monthly premium under COBRA (plus a tax gross-up) on a monthly basis until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by Pyxis). A termination of your employment by Pyxis due to physical or mental illness which is not a Disability shall be treated as an involuntary termination other than for Cause.
2.
In addition to the severance benefits and payments set forth in Section 5(b)(ii)(1), if your employment with Pyxis is terminated during the Change in Control Period (x) by Pyxis for any reason other than Cause or (y) by you for Good Reason, then the Equity Grants shall immediately vest with respect to 100% of the shares subject to the Equity Grants and become exercisable; provided, however, that if the Company or its successor entity (if applicable) does not assume, substitute or continue the unvested portion of any Equity Grants in connection with the Change in Control, then 100% of the unvested portion of the applicable Equity Grants will vest and the applicable Equity Grants will become exercisable immediately prior to the date of the Change in Control, contingent on the consummation of the Change in Control.

c.
Eligibility for Severance. Eligibility for receipt of the items in Section 4(b) above, shall be conditioned on your (i) returning to Pyxis promptly upon termination of your employment all of its property, including confidential information and all electronically stored information, and (ii) signing and not revoking the Separation Agreement and General Release.
d.
Accrued Benefits. The Accrued Benefits shall be paid to you (or your estate in the event of your death) upon termination of employment regardless of the circumstances giving rise to such termination.
5.
At-Will Employment. Your employment with Pyxis is at will, meaning it may be terminated by you or Pyxis at any time, subject to Section 4 above, for any reason with or without Cause. You understand that this Agreement is not a contract for employment for a definite term.
6.
Confidentiality and Proprietary Rights Agreement. This offer of employment is subject to the Confidentiality and Proprietary Rights Agreement attached as Appendix C, which shall be effective as of the date set forth therein.

7.
No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to Pyxis that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement or that would be violated by your employment by Pyxis. You agree that you will not take any action on behalf of Pyxis or cause Pyxis to take any action that will violate any agreement that you have with a prior employer.
8.
Delayed Commencement Date for Payments and Benefits.
a.
The intent of the parties hereto is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If you notify Pyxis (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and Pyxis concurs with such belief or Pyxis independently makes such determination, Pyxis shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Pyxis of the applicable provision without violating the provisions of Code Section 409A.
b.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A to which you otherwise become entitled under this Agreement in connection with your termination of employment, shall be made or provided to you prior to the earlier of (i) the expiration of the 6 month period measured from the date of your “separation from service” with Pyxis (as such term is defined in Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A and if, in the absence of such delay, the payments would be subject to additional tax under Code Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.
For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Pyxis. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.
d.
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Pyxis or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
e.
If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

9. 280G. In the event that the amount of any compensation, payment or distribution by Pyxis or its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation §1.280G-1, Q&A- 24(b) or (c). For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 9 shall be made by a nationally recognized accounting firm or a firm specializing in Section 280G calculations selected by Pyxis, which shall provide detailed supporting calculations both to Pyxis and you. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by Pyxis. Notwithstanding the foregoing, if (i) Pyxis is not publicly traded prior to the occurrence of a change in control such that the private company exception pursuant to Q & A #7 of the regulations promulgated under Section 280G of the Code is applicable and (ii) you request that Pyxis seek shareholder approval of the portion of any payments to be made to you which are parachute payments under Section 280G and exceed 2.99 times your “base amount” (as such term is defined in Section 280G) in order that, upon obtaining such approval, all of the payments will be exempt from the excise taxes imposed under Sections 280G and 4999 of the Code, Pyxis shall use its reasonable best efforts to obtain such approval.

10.
Miscellaneous.
a.
This offer of employment is made subject to you having the legal right to work in the United States.
b.
Your employment with Pyxis is subject to all Company policies and procedures, and Pyxis retains the right to change its policies or procedures at any time.
c.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
d.
Neither this Agreement nor any of your rights or obligations hereunder shall be assignable by you. Pyxis may assign this Agreement or any of its obligations hereunder to any subsidiary of Pyxis, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of Pyxis. This Agreement is intended to bind and inure to the benefit of and be enforceable to you and Pyxis and Pyxis’s permitted successors and assigns.
e.
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
f.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

[remainder of page intentionally left blank]

If the foregoing is acceptable, please indicate your agreement by signing below and returning the original signed Agreement (keeping a copy for your own records) to me on or before June 20, 2021. If you have any further questions or require additional information, please feel free to contact me.

Sincerely,

PYXIS ONCOLOGY, INC.

By: /s/ Lara Sullivan

Lara S. Sullivan, M.D.

President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Pam Connealy

Pam Connealy

Date: November 21, 2022

Appendices: Appendix A — Approved Activities

Appendix B — Separation Agreement and General Release

Appendix C — Confidentiality and Proprietary Rights Agreement

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Appendix A

APPROVED ACTIVITIES

•
Board Director & Audit Committee Chair of Orchestra Biomed
•
Advisor Perfuse Therapeutics

Appendix B

SEPARATION AGREEMENT AND GENERAL RELEASE

*Note: This form is not to be signed until the termination of Employee’s employment.

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into as of ______________ ___, 20__ (the “Effective Date”) by and between PYXIS ONCOLOGY, INC., having an address at [company address] (“Pyxis”), and [employee], residing at [address] (“Employee”).

WHEREAS, the parties desire to set forth in this Agreement the terms upon which they have mutually agreed to an orderly termination of Employee’s employment with Pyxis;

NOW THEREFORE, in consideration of the mutual agreements and other consideration contained in this Agreement, the parties agree as follows:

1.
Severance and Other Benefits. In accordance with the terms of the executive employment agreement between Pyxis and Employee, dated [date], 2021 (the “Employment Agreement”), which is attached hereto and incorporated herein as Attachment A, Pyxis agrees to pay Employee the severance benefits set forth in Section 4 of the Employment Agreement in accordance with the terms thereof.

2.
Release. In consideration for the payments made pursuant to Section 1 above, Employee, on behalf of Employee, Employee’s heirs, executors, administrators, successors and assigns, hereby releases, acquits and forever discharges Pyxis and any and all of its current or former subsidiaries and other affiliated entities and benefit plans, as well as its and/or their officers, directors, representatives, attorneys, agents, servants, employees, stockholders, successors, predecessors and affiliates, each in their respective capacities from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, in equity or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time as of or prior to the Effective Date, including, but not limited to: all such claims or demands arising from Employee’s employment or the termination of Employee’s employment; all such claims and demands related to salary, bonuses, commissions, stock, stock options (except as provided in Section 4 of the Employment Agreement), expense reimbursements, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Federal Civil Rights Acts of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any law or legal principle of similar effect in any other relevant jurisdiction; contract claims; tort claims; or claims of wrongful discharge, discrimination, fraud, defamation, and emotional distress. Employee further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any federal, state or other court, administrative agency or other forum concerning any claims released herein. Notwithstanding the foregoing, this release by Employee excludes (i) any rights to payment under Section 4 of the Employment Agreement, (ii) any rights to vested accrued benefits and compensation under the Company’s applicable plans and arrangements (including with respect to equity awards), (iii) any right to indemnification by the Company or its affiliates and (iv) any right to coverage under applicable directors’ and officers’ or other third party liability insurance policies.
3.
Noncompetition and Nonsolicitation. Employee agrees and acknowledges that the non-solicitation restrictions set forth in the Confidentiality and Proprietary Rights Agreement between Pyxis and Employee, dated [date] (the “Confidentiality and Proprietary Rights Agreement”), remain in full force and effect until the one-year anniversary of the date of Employee’s termination (i.e., until [date]).
4.
Additional Covenants. The parties covenant and agree that for a one-year period following the Effective Date, each shall refrain from making any defamatory, derogatory or other unfavorable statements regarding the other or, in the case of Employee, Pyxis’s business, officers, directors, employees and agents.
5.
Confidentiality. Except for his own attorney, his tax advisor and his immediate family, Employee agrees that the existence and the terms of this Agreement shall be confidential, and that he, his attorney, his tax advisor and his immediate family will not disclose any information concerning the terms of this Agreement to anyone, including but not limited to past, present or future employees of Pyxis. In addition, Employee is party to and bound by the provisions of the Confidentiality and Proprietary Rights Agreement, including with respect to confidentiality.

6.
No Admission. Employee understands and agrees that nothing contained in this Agreement is to be considered an admission by Pyxis of any wrongdoing under any federal, state or local statute, regulation, public policy, tort law, contract law, common law.
7.
Acknowledgement. Employee acknowledges that he has read and understands this Agreement and executes it knowingly, voluntarily and without coercion. Employee acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, that he has consulted with an attorney, and he has been given a period of at least 21 days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the 21 day period by executing the attached Election to Execute Prior to Expiration of 21 Day Consideration Period. Employee understands that he has 7 days following his execution of this Agreement to revoke his execution of this Agreement. The Effective Date of this Agreement shall be the 8th day after it is executed and has not been revoked. For any revocation to be effective, written notice of revocation must be delivered to Pyxis, attention: Chairman of the Board, no later than 5:00 p.m. on the 7th calendar day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and he shall not receive the benefits described herein. No payments shall be made under the terms of this Agreement until the 7-day revocation period described in this paragraph has expired without revocation by Employee.
8.
Modifications. This Agreement may not be modified in any way except in a written agreement signed by both Employee and an authorized representative of Pyxis.
9.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to its conflict of law provisions.
10.
Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties relating to Employee’s separation from Pyxis. Employee acknowledges and agrees that in executing this Agreement, Employee has not relied on any promises or representations other than those set forth in this Agreement. [For the avoidance of doubt, this Agreement does not alter, amend or otherwise change the rights or obligations of Employee or Pyxis in respect of grants of any stock options or other equity compensation provided to Employee on ______, ______ and _____.]

IN WITNESS THEREOF, Employee and Pyxis, after carefully reading the provisions of this Agreement, herein declare that they understand such provisions and willingly accept and agree thereto by executing this Agreement.

Pyxis Oncology, Inc.

By:

Title:

Date:

Form agreement not to be signed

[Employee]

Date:

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF 21 DAY CONSIDERATION PERIOD

I, [name], understand that I have at least 21 days within which to consider and execute the foregoing Separation Agreement and General Release. However, after having an opportunity consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and General Release before the 21 day period has expired.

[employee name]

Date:

Appendix C

Confidentiality and Proprietary Rights Agreement

[on file with Company]

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